Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Tommy Pruitt	James Palczynski
Senior Communications Director	Principal and Director
Force Protection, Inc.	ICR Inc.
843.574.3866	203.682.8229

Force Protection Announces Third Quarter Fiscal 2009 Results

•                  Net income was $0.05 per share after the $19.3 million pre-tax charge for the one-time write-down of the Cheetah inventory related to the M-ATV competition and associated costs

•                  Adjusted net income(1) was $16.1 million and adjusted net income per share(1) was $0.23

Ladson, SC (November 9, 2009) Force Protection, Inc. (NASDAQ:  FRPT), a leading survivability solutions provider, today reported financial results for the third quarter of 2009.  The Company’s net income for the third quarter 2009 was $3.2 million, or $0.05 per share, which includes a one-time pre-tax charge of $19.3 million, or $12.9 million after-tax, $0.19 per share, compared to net income of $19.9 million, or $0.29 per share, for the third quarter of 2008.  All per share amounts are expressed on a diluted basis.

In the third quarter of 2009, the Company reported net sales of $316.2 million versus $343.3 million in the third quarter of 2008.  Net sales in the third quarter of 2008 included $106.9 million of pass-through sales by General Dynamics Land Systems in connection with vehicle deliveries under the Company’s MRAP Competitive Contract.  There were no vehicle pass-through sales by General Dynamics in the third quarter of 2009.  The Company noted that excluding pass-through vehicle sales, the third quarter of 2009 marked a record quarterly revenue performance for the Company.  This performance was driven by record shipments of Buffalo vehicles in the quarter, shipments of Wolfhound vehicles and strength in the Company’s Total Life Cycle Support business, which includes supplying and installing Independent Suspension System (“ISS”) modernization and ForceArmor™ kits.

Excluding the one-time write-down for the Cheetah inventory related to the M-ATV competition and associated charges, the Company’s adjusted net income(1) for the third quarter 2009 was $16.1 million, and adjusted net income per share(1) was $0.23.  Adjusted net income(1) and adjusted net income per share(1) reflect the exclusion of the one-time charge related to the Company’s previous decision to build 50 Cheetah vehicles in anticipation of a contract award.  On June 30, 2009, US Army Tank-Automotive and Armaments Command awarded the M-ATV contract to another defense contractor.  Although the Cheetah vehicles were not selected in the M-ATV competition, the Company is actively pursuing other opportunities for this vehicle with potential customers.  Based on its current market analysis, the Company reduced the net realizable value of its Cheetah-related inventory by $18.2 million during the third quarter of 2009 to reflect its estimate of the current market value of this inventory.  The Company also recorded $1.1 million of other costs related to the Cheetah during the third quarter of 2009.  A reconciliation of adjusted net income(1)

Force Protection, Inc.

9801 Highway 78 Bldg 1

Ladson SC  29456

and adjusted net income per share(1) to net income and net income per share is included at the end of this press release.

Michael Moody, Chairman and Chief Executive Officer of Force Protection, Inc., said, “We were pleased to see strong, continuing demand for our Total Life Cycle Support business and to have made significant deliveries of both the Buffalo and Wolfhound vehicles during the third quarter.  We will continue to adjust our infrastructure to execute against anticipated vehicle orders and significant long-term demand for service, support and upgrade work to our fleet of vehicles.  We will also continue to push forward on the development of new products, including both upgrades to our existing platforms and through new vehicle development.”

Mr. Moody continued, “We are also very pleased to have submitted our Ocelot vehicle for the United Kingdom’s Life Protected Patrol Vehicle (LPPV) competition.  This new platform, which was developed in partnership with Ricardo UK Ltd, offers excellent survivability and a wide range of mission capabilities at a curb weight of approximately 12,000 lbs.  We believe that there is an opportunity, in addition to the current competition, to market a tactical wheeled vehicle of this weight class and capability range.”

For the first nine months of 2009, the Company reported net income of $11.0 million, or $0.16 per share, on sales of $688.0 million.  During the comparable period in fiscal 2008, net income was $35.2 million, or $0.51 per share, on sales of $1,087.3 million.

Excluding the one-time write-down for the Cheetah inventory related to the M-ATV competition and associated charges, the Company’s adjusted net income(1) for the first nine months of 2009 was $23.9 million, and adjusted net income per share(1) was $0.35 cents.

The $399.3 million decrease in sales during the first nine months of fiscal 2009 is largely attributable to lower vehicle sales, including the $446.6 million of vehicles sold by General Dynamics Land Systems in the first nine months of 2008 on a pass through basis, which had minimal associated gross margins.  For the first nine months of 2009, spare parts and logistics sales increased $339.6 million compared to the first nine months of 2008. The change in net income per share is primarily attributed to the impact on income of lower vehicle sales and the costs and charges associated with the M-ATV competition.

The Company’s cash and marketable securities balance rose to $121.9 million as of September 30, 2009 from $111.0 million as of December 31, 2008.  Operating activity provided (used) net cash of $21.9 million in the first nine months of 2009 compared with ($1.3) million in the first nine months of 2008.  Inventories as of September 30, 2009 increased to $113.8 million from $88.5 million as of December 31, 2008.  Inventories increased as a result of higher finished goods comprised primarily of Wolfhound vehicles, ISS kits and increased inventory to support the growth in the Company’s Total Life Cycle Support business.  Accounts receivable increased $50.1 million, or 36%, as of September 30, 2009 compared to December 31, 2008.

Mr. Moody concluded, “We have a solid base of business from which to build, a clean balance sheet with no debt, and an expertise in survivability technology which positions us to compete for new business and support our fleet around the globe.  As the transformation of Force Protection continues, with careful control of our cost structure and continued focus on our stated strategy of pursuing a broader range of products and customers, we will be able to demonstrate the capability to create significant value for our shareholders and our customers.”

Conference Call Information

The Company will hold a conference call to discuss these results, including the non-GAAP financial measures, on Monday, November 9, 2009 at 4:30 p.m. Eastern Time and will include comments from Michael Moody, Chairman and Chief Executive Officer, Charles Mathis, Chief Financial Officer and Randy Hutcherson, Executive Vice President, Programs, Global Sales and Business Development.  While the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to listen to a live webcast. The webcast can be accessed via the home page of the Company’s website at www.forceprotection.net. Please visit the website at least 15 minutes prior to the call to register for the webcast and download any necessary software. The replay of the call will be available on the Company’s website for approximately one year.

About Force Protection, Inc.

Force Protection, Inc. is a leading American designer, developer and manufacturer of survivability solutions, predominantly blast- and ballistic-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones. The Company’s specialty vehicles, the Cougar, the Buffalo and the Cheetah, are designed specifically for reconnaissance and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (IEDs, commonly referred to as roadside bombs). The Company also is the developer and manufacturer of ForceArmor™, an armor package providing superior protection against explosively formed projectiles (EFPs), now available for a wide range of tactical-wheeled vehicles. The Company is one of the original developers and primary providers of vehicles for the U.S. military’s Mine Resistant Ambush Protected, or MRAP, vehicle program. For more information on Force Protection and its vehicles, visit www.forceprotection.net.

Safe Harbor Statement

This press release contains forward looking statements that are not historical facts, including statements about our beliefs and expectations. These statements are based on beliefs and assumptions of Force Protection’s management, and on information currently available to management. These forward looking statements include, among other things: the growth and demand for Force Protection’s products and services, including the Total Life Cycle Support business, including the Independent Suspension System modernization and ForceArmor™ kits; the anticipated long-term demand for service, support and upgrade work to the Company’s fleet of vehicles; the opportunities with potential customers for the Company’s Cheetah vehicles;  the opportunities to market the Ocelot vehicle and the capabilities of the Ocelot; the rate at which the Company will be able to produce its vehicles and products; the Company’s ability to develop new technologies and products, and the effectiveness of these technologies and products; the Company’s execution of its business strategy and strategic transformation, including its opportunities to grow the business; and the Company’s expected financial and operating results, including its revenues and cash flow, for future periods. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Examples of these factors include, but are not limited to, ability to effectively manage the risks in the Company’s business; the ability to develop new technologies and products and the acceptance of these technologies and products; the ability to obtain new orders for its vehicles and products;

the Company’s ability to identify and remedy its internal control weaknesses and deficiencies,  and other risk factors and cautionary  statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as updated in the Quarterly Report on Form 10-Q for the period ended September 30, 2009.

(1) Use of Non-GAAP Financial Measures

Certain disclosures in this press release include “non-GAAP financial measures.” A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) in the Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Operations. The Company defines “adjusted net income” and “adjusted income per share” as net income and net income per share as reported under GAAP less the one-time charge in the third quarter 2009 for the write-down of Cheetah inventory related to the M-ATV competition and associated charges related to the Company’s decision to build 50 Cheetah vehicles in anticipation of an award the Company did not receive.  By excluding the one-time Cheetah inventory related to the M-ATV competition and associated charges, management can compare the Company’s ongoing operations to prior periods and to the ongoing operations of other companies in its industry who may have materially different unusual charges.  Management believes that excluding these items is useful to investors because it is more representative of the on-going business of the Company and are the financial indicators used by management to evaluate the Company’s financial results.  These amounts are not measures of financial performance under GAAP. They should be considered supplemental to and not a substitute for financial performance in accordance with GAAP.  These non-GAAP measures should not be considered measures of the Company’s liquidity. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company’s definition of “adjusted net income” and/or “adjusted net income per share” may differ from similar measures used by other companies and may differ from period to period.  Subject to the review and approval of the Company’s audit committee, management may make other adjustments for expenses and gains that it does not consider reflective of core operating performance in a particular period and may modify “adjusted net income” and/or “adjusted net income per share” by excluding these expenses and gains.  This information should not be construed as an alternative to the reported results, which have been determined in accordance with GAAP. A reconciliation of “adjusted net income” and “adjusted net income per share” with net income and net income per share are included in the accompanying financial data.

Force Protection, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	As of September 30,	As of December 31,
	2009	2008
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$111,949	$111,001
Marketable securities	9,996	—
Accounts receivable, net	188,575	138,449
Inventories	113,847	88,502
Advances to subcontractor	5,192	—
Deferred income tax assets	16,378	15,572
Prepaid income taxes	4,572	—
Other current assets	4,217	2,417
Total current assets	454,726	355,941
Property and equipment, net	60,059	61,429
Investment in joint venture	2,048	—
Intangible assets, net	302	654
Total assets	$517,135	$418,024

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$138,750	$47,115
Due to United States government	33,760	39,015
Advance payments on contracts	36,927	29,504
Other current liabilities	14,119	20,783
Total current liabilities	223,556	136,417
Deferred income tax liabilities	1,899	3,141
Other long-term liabilities	—	139
	225,455	139,697
Commitments and contingencies

Shareholders’ equity:
Common stock	70	68
Additional paid-in capital	259,102	256,939
Accumulated other comprehensive income	152	—
Retained earnings	32,356	21,320
Total shareholders’ equity	291,680	278,327
Total liabilities and shareholders’ equity	$517,135	$418,024

Force Protection, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(In Thousands, Except Per Share Data)		(In Thousands, Except Per Share Data)
Net sales	$316,164	$343,309	$688,014	$1,087,273
Cost of sales	289,628	279,532	598,863	947,814
Gross profit	26,536	63,777	89,151	139,459
General and administrative expenses	19,196	27,817	60,219	73,967
Research and development expenses	4,239	4,306	13,736	10,205
Operating income	3,101	31,654	15,196	55,287
Other income, net	252	440	57	1,411
Interest expense, net	(46)	(2)	(79)	(225)
Income before income tax expense	3,307	32,092	15,174	56,473
Income tax expense	(88)	(12,185)	(4,138)	(21,262)
Net income	$3,219	$19,907	$11,036	$35,211
Earnings per common share:
Basic	$0.05	$0.29	$0.16	$0.52
Diluted	$0.05	$0.29	$0.16	$0.51
Weighted average common shares outstanding:
Basic	68,436	68,318	68,423	68,309
Diluted	68,863	68,381	68,930	68,372

Force Protection, Inc. and Subsidiaries

Reconciliation of Net Income to Adjusted Net Income and

Net Income Per Share to Adjusted Net Income Per Share

(In Thousands, Except Per Share Data)

(Unaudited)

	For the three months ended			For the nine months ended
	September 30, 2009			September 30, 2009
		M-ATV write-			M-ATV write-
	Reported	down and	Comparable	Reported	down and	Comparable
	Basis	associated	Basis	Basis	associated	Basis
	(GAAP)	costs	(Adjusted)	(GAAP)	costs	(Adjusted)

Net sales	$316,164	$—	$316,164	$688,014	$—	$688,014
Cost of sales	289,628	19,264	270,364	598,863	19,264	579,599
Gross profit	26,536	(19,264)	45,800	89,151	(19,264)	108,415
Gross profit percentage	8.4%		14.5%	13.0%		15.8%
General and administrative expenses	19,196	—	19,196	60,219	—	60,219
Research and development expenses	4,239	—	4,239	13,736	—	13,736
Operating income	3,101	(19,264)	22,365	15,196	(19,264)	34,460
Other income, net	252	—	252	57	—	57
Interest expense, net	(46)	—	(46)	(79)	—	(79)
Income before income tax expense	3,307	(19,264)	22,571	15,174	(19,264)	34,438
Income tax expense	(88)	6,357	(6,445)	(4,138)	6,357	(10,495)
Net income	$3,219	$(12,907)	$16,126	$11,036	$(12,907)	$23,943
Earnings per common share:
Basic	$0.05	$(0.19)	$0.24	$0.16	$(0.19)	$0.35
Diluted	$0.05	$(0.19)	$0.23	$0.16	$(0.19)	$0.35
Weighted average common shares outstanding:
Basic	68,436	68,436	68,436	68,423	68,423	68,423
Diluted	68,863	68,863	68,863	68,930	68,930	68,930

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